Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
CHEMRING GROUP PLC,
MELANIE MERGER SUB INC.
and
THE ALLIED DEFENSE GROUP, INC.
Dated as of January 18, 2010

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of January 18, 2010, by and among Chemring Group PLC, a company organized under the laws of England and Wales (“Parent”), Melanie Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and The Allied Defense Group, Inc., a Delaware corporation (the “Company”).
RECITALS
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).
B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, (iii) amended the Rights Agreement to exclude the Merger and all other transactions as contemplated hereby and (iv) resolved to recommend approval of the Merger by the stockholders of the Company (the “Company Stockholders”).
C. The Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein.
D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
INTERPRETATION
SECTION 1.01 Interpretations. For purposes of this Agreement:
(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.
(b) The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Disclosure Schedule) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.
(d) All terms capitalized and used herein shall have the definitions set forth in Annex I. Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement.
(e) All Exhibits and Schedules (including the Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.
(f) The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
(g) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
ARTICLE II
THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.
SECTION 2.02 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable but in no event later than the third Business Day following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of those conditions), at the offices of Hogan & Hartson, L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
SECTION 2.03 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger. The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 2.05 Certificate of Incorporation; Bylaws.
(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements, except that Article First thereof shall read as follows: “FIRST: The name of the Corporation is The Allied Defense Group, Inc.”
(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be The Allied Defense Group, Inc.
SECTION 2.06 Directors. The Persons set forth on Schedule 2.06 shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
SECTION 2.07 Officers. The Persons set forth on Schedule 2.07 shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
SECTION 2.08 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
(a) Each share of common stock, par value $0.10 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than (i) Shares to be canceled in accordance with Section 3.01(b) and (ii) any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash, without interest.
(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.
(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.
SECTION 3.02 Treatment of Company Stock Options; Company Restricted Shares; Company Deferred Shares; Company Warrants; and Stock Purchase Plan.
(a) The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled as of the Effective Time and the holder thereof shall be entitled only to the right to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Common Stock subject to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 3.02(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.
(b) The Company shall take all actions necessary to provide that, as of the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(c) Parent and Merger Sub acknowledge that all outstanding Company Restricted Shares and all Company Deferred Shares shall automatically become fully vested and free of any forfeiture or deferral restrictions prior to the Effective Time, and the Company will take all necessary action, including obtaining any required consents or amendments to the Company’s equity incentive or other applicable plan, to permit holders of outstanding Company Restricted Shares and Company Deferred Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.
(d) As soon as practicable following the date of this Agreement, the Company will take such actions, if any, as may be required to provide that each of the Company Warrants will (i) be canceled prior to the Effective Time or (ii) at the Effective Time, be converted into the right to receive cash in the amount equal to the product of (A) the Per Share Merger Consideration minus the per share exercise price under such Company Warrant and (B) the number of shares of Common Stock issuable pursuant to such Company Warrant immediately prior to the Effective Time. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Warrant in exchange for the consideration contemplated by this Section 3.02(d) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.
(e) As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary that no new contributions shall be accepted by, or made to, the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”), and any cash remaining in participant’s accounts after the date such action is taken will be distributed to participants, and the Stock Purchase Plan shall be terminated effective as of the Effective Time.
SECTION 3.03 Exchange and Payment.
(a) Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as paying agent for the Company Stockholders in connection with the Merger (the “Paying Agent”) to receive the aggregate Per Share Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 3.01 and Section 3.02. As promptly as practicable following the Effective Time and in any event not later than the first Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 3.01 and Section 3.02 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.01 and Section 3.02, except as provided in this Agreement. Parent shall pay or cause the Surviving Corporation to pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the aggregate Per Share Merger Consideration and other amounts contemplated by Section 3.01 and Section 3.02.

(b) As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 3.01(a), (A) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(a). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.03, each share represented by a Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect of each Share theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.01(a), without any interest thereon.
(c) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Legal Requirements in the case of Dissenting Shares.

(d) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in investments that are customary for transactions of similar nature and size as the Merger, provided, that (i) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively and (ii) no such investment shall relieve the Surviving Corporation or Parent from making the payments required by this Article IV. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.04), Parent shall promptly deposit (or cause to be deposited) cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.
(e) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Legal Requirements.
(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.
SECTION 3.04 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company Restricted Shares, Company Deferred Shares or Company Warrants or otherwise pursuant to this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent is or are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 3.05 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with Section 3.01(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 4.01 Organization; Qualification. The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease, operate and otherwise use its assets and to carry on its business as now presently conducted. The Company is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.
SECTION 4.02 Authority; Execution and Delivery; and Enforceability. The Company has the corporate power and corporate authority to execute this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval with respect to the Merger. This Agreement (a) has been duly executed and delivered by the Company and (b) is Enforceable against the Company.

SECTION 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of 31,000,000 shares, of which 30,000,000 shares are designated Common Stock and 1,000,000 of which are designated preferred stock, no par value. As of September 30, 2009, 8,172,368 shares of Common Stock were issued and outstanding, and no shares of Common Stock were held in treasury. As of September 30, 2009, no shares of the Company’s preferred stock were issued or outstanding, and no shares of the Company’s preferred stock were held in treasury. All of such issued and outstanding shares are validly issued and are fully paid and nonassessable. Other than the Company Restricted Shares, no issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.
(b) Section 4.03(b) of the Disclosure Schedule sets forth the number of shares of Common Stock (i) issuable upon exercise of the Company Stock Options as identified on Section 4.03(b)(i) of the Disclosure Schedule, (ii) issuable upon exercise of outstanding warrants to purchase shares of Common Stock as identified on Section 4.03(b)(ii) of the Disclosure Schedule (the “Company Warrants”), (iii) outstanding under restricted stock awards as identified on Section 4.03(b)(iii) of the Disclosure Schedule (the “Company Restricted Shares”) and (iv) that the Company is obligated to issue and deliver at a later date (other than the shares of Common Stock issuable upon exercise of the Company Stock Options or the Company Warrants) as identified on Section 4.03(b)(iv) of the Disclosure Schedule (the “Company Deferred Shares”). The Company Stock Options, the Company Warrants and the Company Deferred Shares are collectively referred to as “Company Stock-Based Securities.” Except for the Rights Agreement and the Company Stock-Based Securities, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock.
(c) Section 4.03(c) of the Disclosure Schedule sets forth a complete and accurate list of all holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting) held by each such holder and (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities. The Company has made available to Parent accurate and complete copies of all Company agreements evidencing Company Stock-Based Securities (and all relevant Company Plans).
(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any shares of capital stock of any Subsidiary of the Company.

SECTION 4.04 Subsidiaries.
(a) For each Subsidiary of the Company, Section 4.04(a) of the Disclosure Schedule lists the name, jurisdiction of incorporation or organization and each jurisdiction in which such Subsidiary is qualified to do business.
(b) Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own, lease, operate and otherwise use its assets and to carry on its business as now presently conducted. Each Subsidiary is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.
(c) Other than its Subsidiaries and the Jordanian Joint Venture, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, 5% or more of any class of Equity Interests of any corporation or other entity whether incorporated or unincorporated.
(d) All of the outstanding Equity Interests in each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Encumbrances other than Encumbrances specified in the Organizational Documents of such Subsidiary. Other than the outstanding Equity Interests that are owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) Equity Interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Interests in any of the Company’s Subsidiaries or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any of the Company’s Subsidiaries. The are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 4.04(d).
SECTION 4.05 Organizational Documents. True and correct copies of the Organizational Documents of the Company and each of its Subsidiaries have been made available to Parent. A true and correct copy of each of the minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of the Company and each of its Subsidiaries has been made available to Parent.
SECTION 4.06 No Conflicts; Consents. None of the execution and delivery by the Company of this Agreement, the consummation of the Merger or the compliance by the Company with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by the Company or its Subsidiaries under (a) any provision of the Company’s or any of its Subsidiaries’ Organizational Documents, (b) any judgment or any Legal Requirement applicable to the Company or any of its Subsidiaries or (c) any Material Contract (as hereinafter defined), other than in the case of (b) and (c) any such conflicts, violations, defaults or rights or losses that would not have a Material Adverse Effect. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person with respect to the Company or its Subsidiaries is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or (y) to be obtained or made for the consummation by the Company of the Merger, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not have a Material Adverse Effect.

SECTION 4.07 Insurance. Section 4.07 of the Disclosure Schedule contains a true and complete list of all material policies of insurance for the benefit of the Company or any of its Subsidiaries (or their respective assets or businesses), and the Company heretofore has made available to Parent a true and correct copy of all such policies. All such policies (or substitute policies with substantially similar terms) are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing have been paid or accrued for in the most recent balance sheets contained in the Financial Statements. There are no pending or, to the Company’s Knowledge, threatened claims under any insurance policy that exceed $50,000.
SECTION 4.08 SEC Matters.
(a) The Company has timely filed all forms, reports and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2007 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presented in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments.
(c) The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(e) None of the information to be included by the Company in the Proxy Statement or the other documents required to be filed by the Company in connection with the Merger and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the Company Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
SECTION 4.09 Absence of Undisclosed Liabilities. The Company does not have any Liabilities that would be required to be set forth on the face or in the notes of a consolidated balance sheet of the Company prepared in accordance with GAAP except for (a) Liabilities that are disclosed in the Company Reports filed with the SEC prior to the date hereof, (b) Liabilities incurred in the Ordinary Course of Business since the September 30, 2009 10-Q filing and (c) Liabilities outside the Ordinary Course of Business since the September 30, 2009 10-Q filing and in an amount not greater than $250,000 in the aggregate.
SECTION 4.10 Absence of Material Adverse Effect. Since September 30, 2009 through the date hereof, there has been no event, change or occurrence that has had a Material Adverse Effect.
SECTION 4.11 Real Property; Other Assets.
(a) Section 4.11(a) of the Disclosure Schedule sets forth a list of all real property (i) owned by the Company or its Subsidiaries (the “Owned Real Property”) or (ii) leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company or its Subsidiaries (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 4.11(a) of the Disclosure Schedule also identifies each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation (the “Real Property Leases”).

(b) The Company or its Subsidiaries have valid title in and to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(c) There are no subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than any of the Company’s Subsidiaries) in possession of the Leased Real Property.
(d) The Company has made available to Parent true and correct copies of the Real Property Leases as amended or otherwise modified and in effect.
(e) The Company, and each Subsidiary, has, and will have as of the Closing Date, good and marketable title to all its respective other property and assets free and clear of all Encumbrances (other than Permitted Encumbrances).
SECTION 4.12 Intellectual Property. The Company or its Subsidiaries own or have licenses to use all material Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect. All registered Intellectual Property is identified in Section 4.12 of the Disclosure Schedule. All such registered Intellectual Property is, to the Company’s Knowledge, valid, subsisting and enforceable and will not cease to be so by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, the operations of the Company and its Subsidiaries and their past, present or currently proposed future products, services and operations do not infringe, interfere with, violate, misappropriate or conflict in any other manner with any intellectual property rights of third parties. To the Company’s Knowledge, (a) none of the material Intellectual Property used by the Company or any of its Subsidiaries is the subject of any challenge received by the Company or any of its Subsidiaries in writing, (b) none of the Company or any of its Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company or any of its Subsidiaries is a party or by which it is bound, and (c) no bases exist for any such claims or charge. To Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company or its Subsidiaries, and to the Company’s Knowledge, no such infringement, misappropriation or conflict has occurred or is occurring.
SECTION 4.13 Legal Compliance; Illegal Payments; Permits.
(a) None of the Company or any of its Subsidiaries is, in any material respect, in breach or violation of, or default under any Legal Requirement applicable to it, except to the extent that such breach, violation or default would not have a Material Adverse Effect.
(b) To the Company’s Knowledge, each of the Company, its Subsidiaries, third-party agents and partners are in compliance with applicable anti-corruption laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), in the conduct of the Company’s business operations around the world.

(c) The Company or its Subsidiaries own, possess or have the right to use all Permits that are necessary to conduct the Business, except where the failure to do so would not have a Material Adverse Effect. None of the Company or its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.
(d) Without limiting the foregoing, the Company and its Subsidiaries are not now violating and have not in the past violated either the International Traffic in Arms Regulations, 22 CFR Parts 120-130, the Export Administration Regulations, 15 CFR Parts 730-774, the regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives, 27 CFR Parts 447-555, the regulations administered by the Office of Foreign Assets Control at the U.S. Department of the Treasury, 31 CFR Parts 500-598, or the applicable export or export-related laws or regulations of any other country (collectively, the “Regulations”), and the Company and its Subsidiaries have applied for and obtained all necessary licenses, permits or other authorizations required under such Regulations.
(e) Without limiting the generality of the foregoing, Mecar SA is not now violating, and has not in the past violated any applicable acts, decrees or regulations, whether in respect of the manufacturing, sale, storage or export of weapons or munitions or in respect of other matters relating hereto, and Mecar SA has applied and obtained all necessary licenses, authorizations and permits under any such acts, decrees or regulations.
(f) Without limiting the generality of Section 4.13(b),
(i) the Company has taken actions to ensure that the Company, its Subsidiaries, third-party agents and partners are familiar with the purposes of the FCPA and applicable local anticorruption laws and regulations, including the general prohibition against the corrupt payment, offer, or promise of a payment or transfer of anything of value, directly or indirectly, to a foreign government official or employee of a foreign government-owned or controlled company or public international organization, or an official of a foreign political party, or a foreign political party candidate, or to a foreign political party; and
(ii) except as set forth on Section 4.13(f) of the Disclosure Schedule, to the Company’s Knowledge, none of the Company’s or its Subsidiaries’ foreign partners, third-party agents, or principals is a foreign government official.
SECTION 4.14 Tax Matters. Except as set forth on Section 4.14 of the Disclosure Schedule:
(a) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all material respects. All Taxes shown thereon as due and owing by the Company or its Subsidiaries have been paid or accrued for in the most recent balance sheets contained in the Company Reports. To the Company’s Knowledge, all material Taxes required to be withheld from employees for income Taxes, social security Taxes, unemployment Taxes, and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate Governmental Entity, and all material information reporting requirements with respect thereto have been complied with by the Company and its Subsidiaries.

(b) There is no material dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries claimed or raised by any authority in writing. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.
(c) There are no material liens for Taxes upon the assets of the Company or its Subsidiaries, except liens for Taxes not yet due and payable.
(d) The unpaid Taxes of the Company did not, as of September 30, 2009, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face or in the notes of the most recent balance sheets contained in the Company Reports. As of the Closing Date, the unpaid Taxes of the Company for all Tax periods (or portions thereof) ending at or before the Closing Date, being current Taxes not yet due and payable, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
(e) None of the Company or its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Mecar, Inc., which is a member of a group the common parent of which is the Company).
(f) There are no pending examinations or audits of any Tax Return of the Company or its Subsidiaries, and to the Company’s Knowledge, none has been threatened.
SECTION 4.15 Employee Benefits Plans.
(a) Section 4.15(a) of the Disclosure Schedule lists all Employee Plans as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, under which the Company or any of its Subsidiaries has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has made available to Parent true and correct copies of each of the following: (i) the plan document together with all amendments thereto; (ii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements and investment management or investment advisory agreements; and (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications. Each Company Plan has been operated and administered in material compliance with its terms and all Legal Requirements.
(b) All required contributions to, and premium payments on account of, each Company Plan have been paid or accrued for in the most recent balance sheets contained in the Company Reports.

(c) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. The Company and its Subsidiaries have no Liability with respect to any plan or program subject to Title IV of ERISA any other defined benefit pension plan, or any Employee Plan at any time maintained by any other member of the Company’s or its Subsidiaries’ controlled group as described in Section 4001(a)(14) of ERISA.
(e) No Company plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA.
(f) No Company Plan provides for any payment that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement, either alone or in conjunction with another event, accelerate the time of payment or vesting, or increase the amount of compensation due under any Company Plan.
SECTION 4.16 Environmental Matters.
(a) Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries are in, and have at all times been in, compliance with all Environmental Laws, except for such noncompliance that has been fully and finally resolved; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including, but not limited to, toxic mold, lead, radioactive materials, polychlorinated biphenyls and asbestos), substance or waste or petroleum or any fraction thereof, (collectively or individually, each a “Hazardous Substance”) on, upon, into or from any site currently owned, leased or otherwise used by the Company or any of its Subsidiaries, nor was there such a release at any site heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries during the period of such ownership, tenancy or use; (iii) there have been no Hazardous Substances (A) in any site currently owned, leased or otherwise used by the Company or any of its Subsidiaries, (B) in any site heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries during the period of such ownership, tenancy or use, or (C) generated by the Company or any of its Subsidiaries, in each case that have been disposed of or come to rest at any such site under circumstances that could give rise to a Liability of the Company or any of its Subsidiaries; (iv) there are no underground storage tanks located on any site owned or operated by the Company or any of its Subsidiaries; and (v) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.
(b) Neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of any violation or potential violation of, or any claim or threatened claim under, any Environmental Law from any third Person or Governmental Entity.

SECTION 4.17 Material Contracts.
(a) Except as set forth on Schedule 4.17(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by or party to any Contractual Obligation:
(i) involving annual payments to or from the Company or any of its Subsidiaries in excess of $250,000 over the life of the Contractual Obligation;
(ii) relating to the acquisition or disposition of (A) any business of the Company or any of its Subsidiaries (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any asset other than in the Ordinary Course of Business and for an amount in excess of $250,000;
(iii) under which the Company or any of its Subsidiaries is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the disposal of assets or securities in the Ordinary Course of Business), (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;
(iv) relating to the borrowing of money in excess of $100,000 or any guarantee of any borrowing;
(v) under which the Company or any of its Subsidiaries has permitted any asset used in the Business to become Encumbered;
(vi) relating to non-competition (whether the Company or any of its Subsidiaries is subject to or the beneficiary of such obligations);
(vii) under which the Company or any of its Subsidiaries is, or may become, obligated to incur any severance pay or special compensation obligations that would become payable by reason of this Agreement or the Merger; or
(viii) under which the Company or any of its Subsidiaries has advanced or loaned any amounts to any of its Affiliates or employees other than in the Ordinary Course of Business.
(b) Each Contractual Obligation required to be disclosed on Section 4.11(a) (Real Property), Section 4.15(a) (Employee Benefits Plans) and Section 4.17(a) (Material Contracts) of the Disclosure Schedule (each, a “Material Contract”) is Enforceable against the Company or its applicable Subsidiary, except where the failure to be Enforceable would not have a Material Adverse Effect. To the Company’s Knowledge, each Material Contract is Enforceable against each counterparty thereto.

(c) None of the Company, its Subsidiaries or, to the Company’ Knowledge, any other party to any Material Contract, is in breach or violation of, default under, or has repudiated any provision of, any Material Contract or is in bankruptcy or other proceedings which affect the enforcement of creditor’s rights.
(d) The Company has made available to Parent true and correct copies of each written Contractual Obligation and a written summary of any material oral Contractual Obligation, listed on Section 4.17(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect.
SECTION 4.18 Related Party Transactions. No Affiliate of the Company or any of its Subsidiaries, no officer or director of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no member of the immediate family of any such Person who is an individual or any entity in which any such Person or any such member of the immediate family thereof owns a material interest (a) is a party to any Contractual Obligation to which the Company or any of its Subsidiaries is a party, (b) has any material interest in any material property or asset owned or leased by the Company or any of its Subsidiaries or used in connection with the Business, or (c) has engaged in any material transaction with the Company or any of its Subsidiaries since December 31, 2008 (other than payments made to officers and directors in the Ordinary Course of Business).
SECTION 4.19 Labor Matters. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Company’s Knowledge, threatened. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, any company level collective bargaining agreement or other labor union contract. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative. To the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any of its Subsidiaries. No demand for recognition of employees of the Company or any of its Subsidiaries has been made by, or on behalf of, any labor union. Since December 31, 2008, no executive officer’s or other key employee’s employment with the Company or any of its Subsidiaries has been terminated for any reason nor has any such officer or employee notified the Company or any of its Subsidiaries of his or her intention to resign or retire.
SECTION 4.20 Litigation. Section 4.20 of the Disclosure Schedule lists all Actions currently pending against the Company and its Subsidiaries. There is no Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant) or to which their assets are or may be subject that is pending, or to the Company’s Knowledge, threatened, which, if adversely determined, would have a Material Adverse Effect.
SECTION 4.21 U.S. Government Contracts.
(a) Section 4.21(a) of the Disclosure Schedule sets forth all U.S. Government Contracts having a value in excess of $100,000, including the dates of such agreements. All U.S. Government Contracts are held by Mecar, Inc. and are in full force and effect.

(b) With respect to the U.S. Government Contracts:
(i) to the Company’s Knowledge, all facts set forth in or acknowledged by Mecar, Inc. in any certification, representation or disclosure statement submitted by Mecar, Inc. with respect to any U.S. Government Contract or U.S. Government Bid were current, accurate and complete in all material respects as of the date of submission;
(ii) Mecar, Inc. has not been debarred or suspended from doing business with any U.S. Governmental Entity, and, to the Company’s Knowledge, no circumstances exist as of the date hereof that would warrant the institution of debarment or suspension proceedings against Mecar, Inc.;
(iii) no negative determinations of responsibility have been issued against Mecar, Inc. in connection with any U.S. Government Contract or U.S. Government Bid;
(iv) to the Company’s Knowledge, no U.S. Governmental Entity, and no prime contractor or higher-tier subcontractor of any U.S. Governmental Entity, has withheld or set off, or threatened to withhold or set off, more than $100,000 due to Mecar, Inc. under any U.S. Government Contract;
(v) to the Company’s Knowledge, there has not been, and as of the date of this Agreement, there is not, any material outstanding request for equitable adjustment or claim against Mecar, Inc. by, or dispute involving Mecar, Inc. with, any prime contractor, subcontractor or vendor arising under or relating to the award or performance of any U.S. Government Contract, except, in each case, where such request for equitable adjustment or claim or dispute would not have a Material Adverse Effect;
(vi) Mecar, Inc. has not undergone nor is it currently undergoing any audit arising under or relating to any U.S. Government Contract, and to the Company’s Knowledge, as of the date of this Agreement, there is no basis for any impending audit, arising under or relating to any U.S. Government Contract, except for routine audits conducted in the Ordinary Course of Business;
(vii) Mecar, Inc. has not entered into any assignment of proceeds with respect to the performance of any U.S. Government Contract;
(viii) to the Company’s Knowledge, no payment has been made by Mecar, Inc. to any Person other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any U.S. Government Contract;
(ix) Mecar, Inc. has not made any disclosure to any U.S. Governmental Entity pursuant to any voluntary disclosure agreement;

(x) to the Company’s Knowledge, Mecar, Inc. has not exported or re-exported, directly or indirectly, in violation of applicable Legal Requirements either to (i) any countries that are subject to U.S. export restrictions or (ii) any end-user who Mecar, Inc. knows or had reason to know would utilize them in the design, development or production of nuclear, chemical or biological weapons;
(xi) Mecar, Inc. has not knowingly failed to timely disclose to the U.S. Government, in connection with the award, performance, or closeout of any U.S. Government Contract performed by Mecar, Inc. or a subcontract awarded thereunder, credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment on any such U.S. Government Contract or subcontract awarded thereunder (and such knowing failure to timely disclose such credible evidence of any of the above violations shall apply as to any U.S. Government Contract until 3 years after final payment thereunder);
(xii) Mecar, Inc. has complied in all material respects with the terms and conditions of each U.S. Government Contract or subcontract awarded thereunder;
(xiii) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect, has been issued by a U.S. Governmental Entity within the last three years, or to the Company’s Knowledge, is expected with respect to any U.S. Government Contract;
(xiv) Mecar, Inc. is not a guarantor or otherwise liable for any liability (including indebtedness) of any other entity with respect to any U.S. Government Contract; and
(xv) none of the parties to any U.S. Government Contract has offered or made payments, directly or indirectly, to any foreign government officials in order to obtain or retain business under such contracts.

SECTION 4.22 Stockholder Rights Plan. The Company Board has taken all action necessary to render, with respect to the Merger, this Agreement and the transactions contemplated hereby, the rights of holders of Common Stock to acquire Common Stock or any shares of capital stock of Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon the consummation of the Merger as contemplated by this Agreement, the rights issued under the Rights Agreement will not become exercisable as a result of the Merger or any of the other transactions contemplated by this Agreement.
SECTION 4.23 Subsidiary Financial Statements; Books and Records.
(a) Attached to Section 4.23(a) of the Disclosure Schedule are copies of each of the following:
(i) The annual accounts of Mecar SA as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related balance sheets and the profit and loss statements of Mecar SA for the fiscal years then ended, accompanied by the report of the statutory auditor and the relevant annual board report (collectively, the “Mecar SA Statutory Financials”);
(ii) The unaudited financial statements of Mecar SA as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and the profit and loss statements of Mecar SA for the fiscal years then ended (collectively, the “Mecar SA Unaudited Financials”);
(iii) The unaudited annual financial statements of Mecar, Inc. as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and profit and loss statements of Mecar, Inc. for the fiscal years then ended (collectively, the “Mecar, Inc. Unaudited Financials”);
(iv) The unaudited interim statements of accounts of Mecar SA as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of Mecar SA for the nine month period then ended (the “Mecar SA Interim Financials”);
(v) The unaudited interim financial statements of Mecar, Inc. as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of Mecar, Inc. for the nine month period then ended (the “Mecar, Inc. Interim Financials”);
(vi) The unaudited annual financial statements of all other Subsidiaries as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and profit and loss statements of such Subsidiaries for the fiscal years then ended (collectively, the “Non-Mecar Unaudited Financials”); and
(vii) The unaudited interim statements of accounts of all other material Subsidiaries as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of such Subsidiaries for the nine month period then ended (the “Non-Mecar Interim Financials,” and together with the Mecar SA Interim Financials and the Mecar, Inc. Interim Financials, the “Interim Financials”).

(b) Compliance with GAAP. The Mecar SA Unaudited Financials, the Mecar, Inc. Unaudited Financials, the Non-Mecar Unaudited Financials, and the Interim Financials (collectively, the “Financial Statements”) (i) were prepared in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end audit adjustments and the absence of footnotes) and (ii) fairly present, in all material respects, the financial position of each of the Subsidiaries as of the respective dates thereof and the results of the operations of each of the Subsidiaries and changes in financial position for the respective periods covered thereby. The Mecar SA Statutory Financials were prepared in accordance with Belgian generally accepted accounting principles and fairly present, in all material respects, the financial position of Mecar SA as of the respective dates thereof and the results of the operations of Mecar SA and changes in financial position for the respective periods covered thereby.
(c) No Loans. None of the Subsidiaries (i) has any loans outstanding or (ii) is a guarantor of any indebtedness of any other Person.
SECTION 4.24 Absence of Undisclosed Liabilities of Subsidiaries. No Subsidiary has any Liabilities that would be required to be set forth on the face or in the notes of a balance sheet prepared in accordance with GAAP except for (a) Liabilities set forth on the face or in the notes of the most recent balance sheets contained in the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since September 30, 2009, and (c) Liabilities outside the Ordinary Course of Business since September 30, 2009 and in an amount not greater than $100,000 in the aggregate.
SECTION 4.25 Absence of Subsidiary Material Adverse Effect. Since September 30, 2009 through the date hereof, there has been no event, change or occurrence with respect to any Subsidiary that has had a Material Adverse Effect.
SECTION 4.26 No Brokers. Except as set forth on Section 4.26 of the Disclosure Schedule, the Company has no Liability of any kind to any broker, finder or agent with respect to the Merger.
SECTION 4.27 Opinion of Financial Advisor. Houlihan Lokey, Howard & Zukin Capital, Inc. (the “Company Financial Advisor”) has rendered to the Company Board its opinion to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion was not withdrawn or modified (except for any nonsubstantive and otherwise immaterial modification) by the Company Financial Advisor prior to the execution of this Agreement; it being agreed that neither Parent nor Merger Sub shall have any rights with respect to such opinion.
SECTION 4.28 Accuracy. All matters set out in this Article IV, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.
SECTION 4.29 No Other Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN OR IN ANY SCHEDULE ATTACHED HERETO, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES; AND THE COMPANY, ITS SUBSIDIARIES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY THE COMPANY, ITS SUBSIDIARIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES SHALL BE “AS IS,” “WHERE IS” AND WITH “ALL FAULTS.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
SECTION 5.01 Organization; Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to prevent or materially delay the consummation of the Merger.
SECTION 5.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has the corporate power and corporate authority to execute this Agreement and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement (a) has been duly executed and delivered by Parent and Merger Sub and (b) is Enforceable against Parent and Merger Sub.
SECTION 5.03 No Conflicts; Consents. None of the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the Merger or the compliance by Parent or Merger Sub with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by Parent or Merger Sub under (a) any provision of Parent’s or Merger Sub’s Organizational Documents, (b) any judgment or any Legal Requirement applicable to Parent, Merger Sub or any of their Subsidiaries or (c) any material Contractual Obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which any of its assets or properties of the Parent, Merger Sub or any of their Subsidiaries are bound, other than in the case of (b) or (c) any such conflicts, violations, defaults or rights or losses that would not reasonably be expected to prevent or materially delay the consummation of the Merger. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Parent or Merger Sub of this Agreement or (y) to be obtained or made for the consummation by Parent or Merger Sub of the Merger, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the consummation of the Merger.

SECTION 5.04 Brokers or Finders. Except as set forth on Section 5.04 of the Disclosure Schedule, none of Parent, Merger Sub or any of their Subsidiaries has any Liability of any kind to any broker, finder or agent with respect to the Merger, and each of Parent and Merger Sub agrees to satisfy in full any Liability disclosed on Section 5.04 of the Disclosure Schedule.
SECTION 5.05 Projections. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company, its Subsidiaries and their Representatives certain projections, estimates and other forecasts and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans; that each of Parent and Merger Sub is familiar with such uncertainties; that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Parent or Merger Sub on such projections, estimates and other forecasts and plans shall be at its sole risk; and without limiting any other provisions herein, that each of Parent and Merger Sub shall have no Action against anyone with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges, agrees and confirms that the Company, its Subsidiaries and their respective Affiliates, officers, directors, employees, agents and Representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.
SECTION 5.06 Sufficient Funds. Parent (a) has, and will have on the Closing Date, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Merger consideration and any expenses incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement, (b) has, and will have on the Closing Date, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not incurred any obligation, commitment, restriction or Liability of any kind that would impair or adversely affect such resources and capabilities.
SECTION 5.07 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement or the other documents required to be filed by the Company in connection with the Merger and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.08 No Ownership of Capital Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) owns any of the Company’s capital stock or other securities of the Company or any of the Company’s Subsidiaries.
SECTION 5.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any Person that owns 5% or more of the shares of the Company’s capital stock, on the other hand.
SECTION 5.10 Accuracy. All matters set out in this Article V, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.
SECTION 5.11 No Other Representations or Warranties.
(a) EXCEPT AS SET FORTH EXPRESSLY HEREIN, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF; AND EACH OF PARENT AND MERGER SUB AND EACH OF THEIR REPRESENTATIVES HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY PARENT, MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
(b) Each of Parent and Merger Sub acknowledges that, except as expressly set forth herein, the Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or the transactions contemplated by this Agreement, and none of the Company, its Subsidiaries or any other Person will have or be subject to any Liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its Representatives or Parent’s or Merger Sub’s use of any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or its Subsidiaries, other publications or data room information provided to Parent, Merger Sub or their Representatives or any other document or information in any form provided to Parent, Merger Sub or their Representatives in connection with the sale of the Company and the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Sub has relied on the results of its own independent investigation. As of the date hereof, neither Parent nor Merger Sub is aware of any facts, events or circumstances that would cause any of the representations or warranties of the Company set forth in Article V hereof to be untrue or incorrect in any respect.

ARTICLE VI
COVENANTS
SECTION 6.01 Conduct of Business of the Company. During the Interim Period, except as contemplated by or in connection with this Agreement or the transactions contemplated hereby, as required by any Legal Requirement, as disclosed on Section 6.01 of the Disclosure Schedule or as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to:
(a) conduct the Business only in the Ordinary Course of Business and use Commercially Reasonable Efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;
(b) not pay any dividends, other than intercompany dividends;
(c) not amend its Organizational Documents;
(d) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;
(e) except as set forth in Section 3.02(d), not repurchase, redeem or otherwise acquire any of its Equity Interests;
(f) not issue or sell any Equity Interests (except pursuant to the exercise of the Company Stock-Based Securities) or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any Equity Interests or any securities convertible into or exchangeable for any Equity Interests;
(g) not incur, assume, guarantee or prepay any indebtedness, amend the terms relating to any indebtedness or issue or sell any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such indebtedness or amendments of the terms of such indebtedness in the Ordinary Course of Business;
(h) not mortgage, pledge or otherwise subject to any lien any of its material assets except (i) for Permitted Encumbrances or (ii) in the Ordinary Course of Business;
(i) not pay any bonus or other incentive compensation to any director or officer or grant to any director or officer any other increase in compensation, except (i) for bonuses payable pursuant to any previously disclosed Company Plan, (ii) in the Ordinary Course of Business or (iii) pursuant to the terms of any written agreement or commitment existing as of the date hereof;

(j) not enter into, adopt or amend in any material respect any retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, any contract or other arrangement with an independent contractor or any agreement maintained for the benefit of any director or officer, except as required by any Legal Requirement;
(k) not change in any material respect its accounting practices, policies or principles, other than any such changes as may be required under GAAP;
(l) not sell or otherwise dispose of any assets, except in the Ordinary Course of Business;
(m) not enter into any agreements, contracts or commitments for capital expenditures other than in the Ordinary Course of Business;
(n) not engage in any action that would constitute a violation of the FCPA or applicable local anticorruption laws;
(o) promptly disclose in writing to Parent and Merger Sub if, to the Company’s Knowledge, any of the foreign partners, third-party agents or principals of the Company or its Subsidiaries becomes a foreign government official prior to the Closing Date; and
(p) not agree or commit to do any of the foregoing referred to in clauses (a) – (o).
SECTION 6.02 Access and Information. During the Interim Period, upon reasonable notice from Parent, the Company shall, and shall cause each of its Subsidiaries to, give to Parent, Merger Sub and their Representatives reasonable access during normal business hours to the Company, its Subsidiaries and their respective offices, properties, books and records in a manner not disruptive to operations of the Company or its Subsidiaries and furnish them or provide them access to all such documents, financial data, records and information with respect to its Business and properties as Parent shall from time to time reasonably request; provided, that the foregoing shall be under the general coordination of the Company and shall be subject to the restrictions imposed by applicable Legal Requirements and the confidentiality provisions set forth in Section 6.03.
SECTION 6.03 Confidentiality. Parent acknowledges that the information being provided to it in connection with the Merger is subject to the terms of a confidentiality agreement dated as of June 15, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

SECTION 6.04 Proxy Statement. The Company shall, as promptly as practicable following the date hereof, prepare and cause to be filed with the SEC a preliminary proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies from stockholders of the Company to vote in favor of the proposal to adopt this Agreement and approve the Merger. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be required or reasonably requested by the Company in connection with the preparation of the Proxy Statement or of responses to comments from the SEC or its staff. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement, (a) will not, on the date it is first mailed to the Company’s stockholders, on the date of the Stockholders Meeting or at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) will not at the time of the Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting that shall have become false or misleading in any material respect.
SECTION 6.05 Stockholders Meeting.
(a) Promptly following the date that the Proxy Statement is cleared by the SEC, the Company shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the stockholders of the Company to vote on a proposal to adopt this Agreement and approve the Merger (the “Stockholders Meeting”). The Company shall use its Commercially Reasonable Efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger. The Company shall use Commercially Reasonable Efforts to ensure that the Stockholders Meeting is held as promptly as reasonably practicable after the SEC’s final approval of the Proxy Statement; provided, however, notwithstanding the foregoing, the Company Board shall be permitted to postpone or adjourn the Stockholders Meeting if at any time prior to such meeting an Acquisition Proposal has been made, submitted or announced (which is not in violation of Section 6.06) and the Company Board concludes in good faith that the failure to postpone or adjourn the Stockholders Meeting would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.
(b) Unless the Company Board has effected a Change of Recommendation in accordance with Section 6.06, the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement and approve the Merger at the Stockholders Meeting (the “Board Recommendation”).
SECTION 6.06 No Solicitation.
(a) Upon the execution of this Agreement, the Company shall cease any solicitation, encouragement, discussions or negotiations with any non-Parent parties that may be ongoing with respect to any Acquisition Proposal. Except as specifically permitted in this Section 6.06, the Company agrees that it shall not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussion or negotiations (including by way of furnishing information) regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any Person that has made or, to the Company’s Knowledge, is considering making an Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 6.06(b)) or (v) resolve, propose or agree to any of the foregoing.

(b) If the Company receives an unsolicited bona fide written Acquisition Proposal (i) the Company may contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal and the conditions to and the likelihood of consummation of the Acquisition Proposal so as to determine whether the Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (ii) if the Company Board determines in good faith that the Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions: (x) furnish non-public information to the third party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement) and (y) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.
(c) The Company shall promptly (and in any event no later than forty-eight (48) hours) notify Parent if the Company receives (i) any Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (and in any event no later than forty-eight (48) hours) of the material terms of such Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than forty-eight (48) hours) after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto).
(d) Other than in accordance with this Section 6.06(d) or Section 6.06(e), the Company Board shall not (each of the following, a “Change of Recommendation”) (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Parent, the Board Recommendation, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or (iii) enter into or authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 6.06 (a “Company Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal, the Company Board may, at any time prior to the Stockholders Meeting, (x) make a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 7.01 to enter into a Company Acquisition Agreement with respect to such Superior Proposal, in each case, only if the Company Board has concluded in good faith that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation to the extent that the Company Board determines in good faith that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.
(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal.
SECTION 6.07 Expenses. Whether or not the Merger is consummated, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the Merger. Notwithstanding anything to the contrary herein, Parent shall pay or cause the Company to pay, on the Closing Date, the Company’s legal fees and expenses related to the actions or transactions contemplated by this Agreement and incurred prior to the Closing Date, the investment banking and advisory fees of the Company Financial Advisor, the transaction bonuses described on Section 6.07 of the Disclosure Schedule and the diligence data site hosting fees, accounting fees, printing fees and filing fees incurred in connection with the Merger and the other transactions contemplated by this Agreement.
SECTION 6.08 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Merger.
SECTION 6.09 Notices and Consents.
(a) During the Interim Period, the Company shall, and shall cause its Subsidiaries to, give all notices to, make all filings with, and use its Commercially Reasonable Efforts to obtain all authorizations, consents, waivers or approvals from, any Governmental Entity or other Person that are set forth on Section 4.06 of the Disclosure Schedule.
(b) Parent and Mecar, Inc., in cooperation with each other, shall promptly and timely prepare and file required notifications with, and obtain any required authorizations from, the United States Department of State Directorate of Defense Trade Controls under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§120-130).
SECTION 6.10 Competition Clearance.
(a) The parties hereto shall cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the Merger by any competent anti-trust or competition authority.
(b) Without limitation of Section 6.10(a), Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.10(a) to obtain all requisite approvals and authorizations for the Merger and the other transactions contemplated by this Agreement under the HSR Act or any other Legal Requirement, if any, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Merger and the other transactions contemplated by this Agreement, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided however, that the parties may comply with this Section 6.10(c)(iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel) and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 6.10(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.
(d) Each of Parent and the Company shall contest and resist any Action or any legislative or administrative action, and shall use Commercially Reasonable Efforts to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent), that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.
SECTION 6.11 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Merger without the prior written consent of Parent and the Company; provided, however, that the provisions of this Section 6.11 will not prohibit (a) any disclosure required by any applicable Legal Requirements or the rules and regulations of any applicable U.S. or foreign stock exchange (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Merger.

SECTION 6.12 Certain Employee Matters.
(a) Parent shall provide each Company Employee as of the Effective Time with health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) that are substantially similar, in the aggregate, to the health and welfare, retirement and similar Employee Plans provided to the Company Employees immediately preceding the Effective Time. From the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who is covered by a collective bargaining agreement, compensation and benefits in accordance with the terms and conditions of such collective bargaining agreement.
(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) to be provided for Company Employees after the Effective Time, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar health and welfare, retirement and similar Employee Plan of the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.
(c) For the avoidance of doubt, Parent may offer participation in equity-based plans at Parent’s sole discretion and at such time and under such terms and conditions as determined by Parent.
SECTION 6.13 Parent Release. Effective as of the Effective Time, Parent shall, and shall cause the Company and each of its Subsidiaries to, release the Company’s and each of its Subsidiaries’ officers, directors, employees, agents and attorneys (collectively, the “Company Released Parties”) from any and all Claims which may be brought by (or released by) Parent and its Subsidiaries, but expressly excluding any Claims which may be brought by, or arise from, any third party, and to agree not to bring or threaten to bring or otherwise join in any Claim against the Company Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances which existed on or prior to the Effective Time.
SECTION 6.14 Discharge. Subject to Article 554 of the Belgian Companies Code and generally applicable to all matters which may give rise to any finding of Liability of the directors of Mecar SA and which have not been disclosed to Parent prior to the Closing, Parent undertakes to grant at a shareholders’ meeting of Mecar SA to be held within three (3) months following the Closing Date, to all directors of Mecar SA in function immediately prior to the Closing Date, full release from Liability arising from the performance of their duties prior to the Closing Date.
SECTION 6.15 Listing. The Surviving Corporation shall cause the shares of Common Stock to be de-listed from the NYSE Amex Equities and de-registered under the Exchange Act following the Effective Time.

SECTION 6.16 Directors and Officers Indemnification and Insurance.
(a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Company’s certificate of incorporation, its bylaws or this Agreement or, if applicable, similar Organizational Documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent, the Company and Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under, or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 6.16(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who continues to be or who has ceased to be a director, officer or trustee of the Company or any of its Subsidiaries, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.16(a), the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.16(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s certificate of incorporation or its bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other Organizational Documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(c) For a period of six (6) years from the Effective Time, the Organizational Documents of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s certificate of Incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of Persons who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA), unless such modification shall be required by law and then only to the minimum extent required by law.
(d) Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Merger and the other transactions contemplated by this Agreement; provided, that (i) that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) and (ii) in no event shall Surviving Corporation be required to expend pursuant to this Section 6.16(d) more than an amount per year of coverage equal to three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving Corporation would be required to expend more than three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries, Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries. Parent shall, and shall cause Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
(e) If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 6.16.

(f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 6.16, and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 6.16.
(g) This Section 6.16 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.16.
SECTION 6.17 Stockholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or Claim against the Company, its Subsidiaries and/or their respective directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that no settlement in connection with such stockholder litigation shall be agreed to prior to the consummation of the Merger without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent; provided, further, that all obligations in this Section 6.17 shall be subject to the obligations of the Company and its Subsidiaries under applicable Legal Requirements relating to attorney-client communication and privilege.
SECTION 6.18 CFIUS; Exon-Florio. As soon as practicable after the date of this Agreement, the parties shall prepare and file with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), with respect to the transactions contemplated by this Agreement. The parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The parties, in cooperation with each other, shall take all Commercially Reasonable Efforts advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.
SECTION 6.19 Export Control Voluntary Disclosures. The Company will provide prompt, complete and full cooperation with the Department of Commerce and/or the Department of State in connection with the voluntary disclosures filed before those agencies relating to the matters described on Section 4.13(a) of the Disclosure Schedule (the “Voluntary Disclosures”); will respond in a timely manner to all inquiries from the Department of State and/or the Department of Commerce in connection with any inquiries regarding the Voluntary Disclosures investigation; and will take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed as a result of those Voluntary Disclosures. The Company will advise Parent of any requests from any Governmental Entity in connection with such Voluntary Disclosures immediately upon receiving any such requests and will provide Parent and its counsel with a reasonable opportunity to review and comment on any written communications with the Department of State, the Department of Commerce and/or any other Governmental Entity in connection with those Voluntary Disclosures.

SECTION 6.20 Additional SEC Reports. From the date of this Agreement to the Effective Time, the Company will file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. The Company will furnish to Parent drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.
SECTION 6.21 Tax Matters. Parent shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.
ARTICLE VII
TERMINATION
SECTION 7.01 Termination. This Agreement may be terminated prior to the Effective Time, as provided below:
(a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Effective Time;
(b) Parent or the Company may terminate this Agreement by giving written notice to the other party if the Merger has not occurred on or before July 18, 2010 (the “Outside Date”); provided, however, the right to terminate this Agreement shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the Merger not occurring before such date;
(c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time in the event the Company has breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would be incapable of being satisfied by the Outside Date; provided, however, that Parent or Merger Sub may not then be in material breach of its obligations under this Agreement;
(d) the Company may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time in the event Parent or Merger Sub has breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would be incapable of being satisfied by the Outside Date; provided, however, that the Company may not then be in material breach of its obligations under this Agreement;
(e) Parent or the Company may terminate this Agreement by giving written notice to the other party if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Merger has been issued by a Governmental Entity of competent jurisdiction;

(f) the Company may terminate this Agreement prior to the Stockholders Meeting by giving written notice to Parent if the Company Board has provided written notice to Parent that it has determined to accept a Superior Proposal;
(g) Parent may terminate this Agreement prior to the Stockholders Meeting by giving written notice to the Company if the Company Board shall have endorsed or recommended to the Company’s stockholders a Superior Proposal or shall have publicly proposed to do so, and such Superior Proposal shall not have been withdrawn at least five (5) Business Days prior to the Stockholders Meeting; and
(h) by the Company or Parent if the Company Stockholder Approval is not obtained at the Stockholders Meeting.
SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement (other than the provisions of this Article VII, Section 6.03 (Confidentiality) and Section 6.07 (Expenses), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Section 7.03 (Termination Payment) and for Liabilities arising in respect of willful breaches under this Agreement by any party prior to such termination.
SECTION 7.03 Termination Payment. If this Agreement is terminated (i) by the Company pursuant to Section 7.01(f) or (ii) by the Parent pursuant to Section 7.01(g), then Parent shall be paid, in cash by wire transfer of immediately available funds to an account designated by Parent, the Termination Fee within three (3) Business Days following the Company Stockholder Approval of the Superior Proposal.
ARTICLE VIII
CLOSING CONDITIONS
SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:
(a) the Agreement shall have been adopted and the Merger shall have been duly approved by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law, the Company’s certificate of incorporation and the Company’s bylaws; and
(b) all consents shall have been obtained and any applicable waiting periods (and any extensions thereof) under applicable anti-trust or competition Legal Requirements shall have expired or otherwise been terminated and no provision of any applicable Legal Requirement and no Governmental Order shall prohibit the consummation of the Merger.

SECTION 8.02 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified in any respect as to materiality shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and all other representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received (i) a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and (ii) a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received (i) a certificate with respect to the foregoing signed on behalf of Parent, with respect to the agreements and covenants of Parent, by an authorized executive officer of Parent and (ii) a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the agreements and covenants of Merger Sub, by an authorized executive officer of Merger Sub.
SECTION 8.03 Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and all other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for circumstances where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Company. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.
(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing, which shall be confirmed in a certificate signed on behalf of the Company.
(d) Resignation of Directors. Each director of the Company and each of its Subsidiaries shall have executed and delivered to the Company and Parent a letter of resignation.
(e) Total Liabilities and Transaction Costs. At the Closing Date, the Company’s Total Liabilities (based upon its most recent balance sheet as filed with the SEC, as adjusted to, and including, the Closing Date, but excluding any costs related to employee severance) will not exceed $200,000,000, and Transaction Costs will not exceed $7,500,000. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief financial officer of the Company.
(f) ITAR. Sixty (60) days shall have passed after the date that the Company provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by this Agreement in accordance with Section 6.09(b), and the Directorate of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent, Merger Sub or the Company in connection with the consummation of the Merger.
(g) Appraisal Rights. The holders of not more than ten percent (10%) in the aggregate of the Shares shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their Shares or shall otherwise continue to have appraisal rights under any applicable Legal Requirements.
(h) Deliveries at Closing. At the Closing, the Company will deliver to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by an authorized executive officer of the Company, certifying and attaching copies of (i) resolutions adopted by the Company Board authorizing the transactions contemplated hereby and taking the actions contemplated by Section 4.22 and (ii) evidence of the Company Stockholder Approval.
SECTION 8.04 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties with respect to the Company in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing.
SECTION 9.02 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any Liability hereunder. Except as expressly provided herein (including (i) the rights of the Company’s stockholders to receive the Merger consideration at the Effective Time, (ii) the rights of the holders of the Company Stock Options to receive the consideration set forth in Section 3.02, (iii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s willful breach of this Agreement, which is hereby acknowledged and agreed by Parent and Merger Sub, (iv) the rights of the Company Released Parties under Section 6.13, (v) the rights of the directors of Mecar SA under Section 6.14 and (vi) the rights of the Indemnified Parties under Section 6.16), this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.
SECTION 9.03 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or default of or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
SECTION 9.04 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled. Except as otherwise provided in this Section, each party shall be responsible for all costs and expenses of its lawyers and other advisors in connection with this Agreement and the transactions contemplated herein.

SECTION 9.05 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:
(i) if to Parent or Merger Sub,
Chemring Group PLC
Chemring House
1500 Parkway
Whiteley
Fareham
Hampshire PO15 7AF
Tel: +44 (0)1489 881880
Fax: +44 (0) 1489 881123
Attention: Sarah Ellard
with a copy, which shall not constitute notice, to:
DLA Piper LLP (US)
1775 Wiehle Ave; Suite 400
Reston, Virginia 20190
Fax: 703-773-5070
Attention: Jay Gary Finkelstein, Esq.
(ii) if to the Company,
The Allied Defense Group
8000 Towers Crescent Drive (Suite 260)
Vienna, Virginia 22182, U.S.A.
Fax: (703) 847-5334
Attention: John J. Marcello & Deborah F. Ricci
with copies, which shall not constitute notice, to:
Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Fax: (202) 637-5910
Attention: John Beckman, Esq.
and
Baxter, Baker, Sidle, Conn & Jones, P.A.
120 E. Baltimore Street
Suite 2100
Baltimore, Maryland 21202
Fax: (410) 230-3801
Attention: James E. Baker, Jr., Esq.
SECTION 9.06 Interpretation Without Favor to Any Party. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

SECTION 9.07 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or by electronic mail, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.
SECTION 9.08 Entire Agreement. This Agreement and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
SECTION 9.09 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.
SECTION 9.10 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
SECTION 9.11 Jurisdiction; Venue; Process; Arbitration.
(a) Subject to the provisions of Section 9.11(f), each party to this Agreement, by its execution hereof, in connection with the enforcement of an arbitral award contemplated by Section 9.11(e) or an Action seeking injunction of specific performance pending the outcome of arbitration contemplated by Section 9.11(e), (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order, decree or judgment issued by one of the above-named courts.

(b) Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring Actions only in the Borough of Manhattan. Each party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.
(c) Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.05, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
(d) Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
(e) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, which said Rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three members appointed in accordance with the said Rules. The language to be used in the arbitral proceeding shall be English and all arbitral proceedings shall be conducted in New York, New York. Each party shall bear its own costs associated with the arbitration of any dispute, provided that all fees and other costs of the arbitration proceeding shall be paid by the “losing” party or as otherwise determined by the arbitration panel.

(f) Nothing in this arbitration clause shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce Intellectual Property rights or confidentiality obligations under Section 6.03 of this Agreement, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.
SECTION 9.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement and Plan of Merger as of the date first written above.

CHEMRING GROUP PLC
By:	/s/ Paul A. Rayner
	Name:	Paul A. Rayner
	Title:	Director

MELANIE MERGER SUB INC.
By:	/s/ Paul A. Rayner
	Name:	Paul A. Rayner
	Title:	President and Chief Executive Officer

THE ALLIED DEFENSE GROUP, INC.
By:	/s/ John J. Marcello
	Name:	John J. Marcello
	Title:	Chief Executive Officer and President

ANNEX I
DEFINITIONS
“Acquisition Proposal” means any bona fide written proposal made by a Person to acquire beneficial ownership of 25% or more of the assets of, or 25% or more of the Equity Interests in, the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving the Company.
“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Entity.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person.
“Agreement” is defined in the preamble to this Agreement.
“Board Recommendation” is defined at Section 6.05(b).
“Book-Entry Shares” is defined at Section 3.03(b).
“Business” means the businesses conducted by the Company and its Subsidiaries as of the date hereof.
“Business Day” means any day that is (i) not a Saturday or Sunday or (ii) a public holiday in New York City.
“Certificate of Merger” is defined at Section 2.03.
“Certificates” is defined at Section 3.03(b).
“CFIUS” is defined at Section 6.18.
“Change of Recommendation” is defined at Section 6.06(d).
“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.
“Closing” is defined at Section 2.02.
“Closing Date” is defined at Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the efforts that a commercially reasonable and prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the incurrence of reasonable immaterial expenditures or Liabilities by such Person.
“Common Stock” is defined at Section 3.01(a).
“Company” is defined in the preamble to this Agreement.
“Company Acquisition Agreement” is defined at Section 6.06(d).
“Company Board” is defined in the recitals to this Agreement.
“Company Deferred Shares” is defined at Section 4.03(b).
“Company Employees” means the active employees of the Company and its Subsidiaries.
“Company Financial Advisor” is defined at Section 4.27.
“Company Plan” is defined at Section 4.15(a).
“Company Released Parties” is defined at Section 6.13.
“Company Reports” is defined at Section 4.08(a).
“Company Restricted Shares” is defined at Section 4.03(b).
“Company Stock Option” is defined at Section 3.02(a).
“Company Stock Option Plans” is defined at Section 3.02(a).
“Company Stockholder” is defined in the recitals to this Agreement.
“Company Stockholder Approval” means the adoption and approval of this Agreement and the Merger by the holders of the Shares at the Stockholder Meeting, as required by its Organizational Documents and the DGCL.
“Company Stock-Based Securities” is defined at Section 4.03(b).
“Company Warrants” is defined at Section 4.03(b).
“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth on Exhibit A.
“Confidentiality Agreement” is defined at Section 6.03.

Annex II-2

“Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or legally bound.
“DGCL” is defined in the recitals to this Agreement.
“Disclosure Schedule” is defined in Article IV.
“Dissenting Shares” is defined at Section 3.05.
“DOJ” is defined at Section 6.10(b).
“Effective Time” is defined at Section 2.03.
“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan, (ii) a pension benefit plan, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, compensation or fringe-benefit plan, program or arrangement.
“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, mortgage, lien, pledge, charge, license, covenant not to sue, option, pledge, conditional sale or assignment, hypothecation, security interest, deed of trust, right of way, easement, encroachment, right of first offer or first refusal, non-competition agreement, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership or other restriction on transfer of title or adverse claim of whatever nature or encumbrance of any kind; provided, however, that “Encumbrance” shall not include any restriction on transfer under applicable securities laws.
“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Environmental Law” means any law, regulation, or other applicable Legal Requirement or common law theory (including, but not limited to, trespass or abnormally dangerous activity), now or heretofore in effect, relating to (i) any release or threatened release of any Hazardous Substance, (ii) pollution or the protection of employee health or safety (as it relates to the exposure of Hazardous Substances), public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including all Waste Electric and Electronic Equipment rules and regulations.

Annex II-3

“Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation that would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” is defined at Section 4.08(a).
“Exon-Florio” is defined at Section 6.18.
“Expenses” is defined at Section 6.16(a).
“FAR” means the Federal Acquisition Regulation.
“FCPA” is defined at Section 4.13(b).
“Financial Statements” is defined at Section 4.23(b).
“FTC” is defined at Section 6.10(b).
“GAAP” means generally accepted accounting principles in the United States, consistently applied, unless otherwise expressly stated herein or in the Disclosure Schedule with respect to any referenced financial statements.
“Governmental Entity” means any federal, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity (in each case whether temporary, preliminary or final).
“Hazardous Substance” is defined at Section 4.16(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Parties” is defined at Section 6.16(a).
“Indemnitors” is defined at Section 6.16(a).
“Intellectual Property” means all intellectual property rights used by the Company and its Subsidiaries arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications, and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights and (iv) all proprietary software of the Company and its Subsidiaries.

Annex II-4

“Interim Financials” is defined in Section 4.23(a).
“Interim Period” means, with respect to the Company and its Subsidiaries, the period from the date of this Agreement through the earlier of (a) the Closing Date, or (b) the termination of this Agreement.
“Jordanian Joint Venture” means that joint venture established pursuant to that certain Joint Venture Agreement between King Abdullah II Design and Development Bureau, Mecar SA and Damavand Holdings LLC.
“Leased Real Property” is defined at Section 4.11(a).
“Legal Requirement” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, Governmental Order or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential (including diminution in value), whether due or to become due and whether or not required to be accrued on the financial statements of such Person.
“material” as used in Article IV shall mean any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of the Company or its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such term is used in this Agreement, causes a loss to the Company or its Subsidiaries of $250,000 or more; provided, that this definition of “material” shall be disregarded in the definition of “Material Adverse Effect” and for purposes of the determination of the occurrence or non-occurrence of a “Material Adverse Effect.”
“Material Adverse Effect” means any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the Business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except, in each case, for any change or effect which results from (i) a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (ii) any change in regulatory or economic conditions in the relevant industry, but only to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iii) the outbreak, or escalation from any currently prevailing level, of war or military hostilities or any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iv) the effect of any action taken by Parent or Merger Sub with respect to the transactions contemplated hereby; (v) any event, occurrence, circumstance or change resulting from the public announcement of this Agreement, compliance with the terms of the Agreement or the consummation of the transactions contemplated hereby; or (vi) any matter of which Parent or Merger Sub is aware of on the date hereof.

Annex II-5

“Material Contracts” is defined at Section 4.17(b).
“Mecar, Inc.” means MECAR USA, Inc., a Delaware corporation.
“Mecar, Inc. Interim Financials” is defined in Section 4.23(a).
“Mecar, Inc. Unaudited Financials” is defined in Section 4.23(a).
“Mecar SA Interim Financials” is defined in Section 4.23(a).
“Mecar SA Unaudited Financials” is defined in Section 4.23(a).
“Merger” is defined in the recitals to this Agreement.
“Merger Sub” is defined in the preamble to this Agreement.
“Non-Mecar Interim Financials” is defined in Section 4.23(a).
“Non-Mecar Unaudited Financials” is defined in Section 4.23(a).
“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person and that is taken in the ordinary course of the normal day-to-day operations of such Person.
“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, association or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outside Date” is defined at Section 7.01(b).
“Owned Real Property” is defined in Section 4.11(a).

Annex II-6

“Parent” is defined in the preamble to this Agreement.
“Paying Agent” is defined at Section 3.03(a).
“Payment Fund” is defined at Section 3.03(a).
“Per Share Merger Consideration” means $7.25 per Share.
“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Encumbrance” means (a) those liens set forth on Section 4.11(b) of the Disclosure Schedule, (b) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (d) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements, (f) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (g) restrictions on the transfer of securities arising under any Legal Requirement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Entity (or any department, agency or political subdivision thereof).
“Proxy Statement” is defined at Section 6.04.
“Real Property” is defined at Section 4.11(a).
“Real Property Leases” is defined at Section 4.11(a).
“Regulations” is defined at Section 4.13(d).
“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

Annex II-7

“Rights Agreement” means that certain Rights Agreement dated June 6, 2001 between the Company and Mellon Investor Services, LLC, as amended by that First Amendment to Rights Agreement dated June 15, 2006 and that Second Amendment to Rights Agreement dated November 30, 2006.
“Sarbanes-Oxley Act” is defined at Section 4.08(c).
“SEC” is defined at Section 4.08(a).
“Securities Act” is defined at Section 4.08(a).
“Shares” is defined at Section 3.01(a).
“Stock Purchase Plan” is defined at Section 3.02(e).
“Stockholders Meeting” is defined at Section 6.05(a).
“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.
“Superior Proposal” means any unsolicited Acquisition Proposal, which the Company Board, acting in its good faith judgment in accordance with Section 6.06, determines is superior to the Company’s stockholders from a financial point of view to the transactions contemplated by this Agreement.
“Surviving Corporation” is defined at Section 2.01.
“Tax” or “Taxes” shall mean (i) any and all country, federal, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all income, corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, social security, excise, premium, property, customs, net worth, capitalizations, transfer, stamp, documentation, social security, alternative, minimum, occupation, recapture and other taxes charges of any kind whatever, whether disputed or not, including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

Annex II-8

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto.
“Taxing Authority” shall mean any domestic, foreign, federal, national or municipal or other local Governmental Entity, any subdivision, agency, commission or authority thereof or any quasi-government body exercising tax regulation authority.
“Termination Fee” means $1,200,000.
“Transaction Costs” means all costs and expenses related to the transactions contemplated by this Agreement which become due and payable as of the Closing, including but not limited to all fees and costs payable to the Company’s financial advisors, accountants, investment bankers and legal counsel which have not otherwise been accrued as accounts payable in calculating the Company’s Total Liabilities, but excluding all employee severance costs.
“Total Liabilities” means the total liabilities of the Company as reflected on its most recent balance sheet as filed with the SEC as adjusted to a stated date.
“U.S. Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act, as amended, and the regulations thereunder and interpretations thereof promulgated by the United States federal government, as in effect from time to time.
“U.S. Government Bid” means any quotation, bid or proposal made by the Company or Mecar, Inc. that if accepted or awarded to the Company or Mecar, Inc. would constitute a U.S. Government Contract.
“U.S. Government Contract” means any Contractual Obligation with a U.S. Governmental Entity either as prime contractor or subcontractor at any tier to which the Company or Mecar, Inc. is a party as of the date of this Agreement, including but not limited to any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement or task or delivery order.
“U.S. Governmental Entity” means any U.S. federal, state or local Governmental Entity, including any instrumentalities.
“Voluntary Disclosures” is defined at Section 6.19.

Annex II-9